Exhibit 99

Amex Accepts National Lampoon, Inc. Plan to Regain Compliance with Listing Requirements

LOS ANGELES--(BUSINESS WIRE)--On February 27, 2008, National Lampoon, Inc. (AMEX:NLN) announced that it received a letter from the American Stock Exchange which indicated that it did not meet certain of the American Stock Exchange’s continued listing standards as set forth in Part 10 of the Amex Company Guide, and stating that the Company had until March 27, 2008 to provide the American Stock Exchange with a specific plan to achieve and sustain compliance with the continued listing standards.

The Company complied and submitted a plan to the American Stock Exchange to regain compliance with the continued listing standards on March 27, 2008. On May 16, 2008 the Company was notified by the American Stock Exchange that its plan was accepted.

The Company has until August 27, 2008 to regain compliance with the continued listing standards. While the Company expects to be able to regain compliance by implementing its plan, there is no assurance that it will be able to do so.

Specifically, the February 27th letter stated that the Company was not in compliance with Section 1003(a)(iv) of the Company Guide because it sustained losses which are substantial in relation to its overall operations or its existing financial resources, or its financial condition had become so impaired that it appeared questionable, in the opinion of the American Stock Exchange, as to whether the Company would be able to continue its operations and/or meet its obligations as they mature.

About National Lampoon

National Lampoon, Inc. (AMEX:NLN) has been a dominant force in the US comedy world for almost 40 years, and is currently active in a broad array of media and entertainment segments. These include feature films, television programming, online and interactive entertainment, home video, audio, and book publishing. The Company also owns interests in all major National Lampoon properties, including National Lampoon’s Animal House, the National Lampoon Vacation series and National Lampoon’s Van Wilder. National Lampoon reaches nearly one in four of all 18 to 24 year old college students in America today. The Company has three core operating divisions: National Lampoon Films, which includes production along with theatrical and video distribution of feature films; College Marketing Division; and National Lampoon Networks, providing humor content through a number of platforms. These include its National Lampoon College TV network, the National Lampoon Humor Network - the most trafficked humor sites on the web, Toga TV.com - the company’s broadband channel, the Drunk University Network, and the National Lampoon Video Network, which includes channels on YouTube, AOL, Yahoo, Joost, and a number of digital video platforms across the Internet. These are all anchored by the award winning comedy website www.nationallampoon.com

CONTACT:
National Lampoon, Inc.
Press:
Alastair Duncan/Dawn Miller
(310) 300 0950 x 223/231
aduncan@LCOonline.com
dmiller@LCOonline.com
or
IR Contact:
Howard Gostfrand/David Sasso, 305-918-7000
info@amcapventures.com
www.amcapventures.com